Exhibit 99.1

[LOGO OF TRIMERIS]	[LOGO OF ROCHE]

FOR IMMEDIATE RELEASE

Contact:	Heather Van Ness
Roche
Phone:	(973) 562-2203

Contact:	Robin Fastenau
Trimeris, Inc.
Phone:	(919) 419-6050

Contact:	Mike Nelson
Manning Selvage & Lee
Phone:	(212) 213-7620

Update on the Manufacture of Investigational HIV Drug FUZEON

— First commercial scale production successfully completed —

NUTLEY, N.J. and DURHAM, N.C. (Dec. 18, 2002) – As part of the stated commitment to keep interested parties informed on the development of their investigational HIV drug, Roche and Trimeris now have enough data from the first three months of experience of the commercial manufacturing process of FUZEON™ (enfuvirtide, previously known as T-20) to provide an update on the progress to date.

FUZEON is one of the most complex and challenging molecules ever chemically manufactured on a large scale by the pharmaceutical industry. Roche and Trimeris have demonstrated that production of FUZEON at-large scale is possible and the first commercial scale production of FUZEON drug substance has now been completed.

Roche’s manufacturing plant in Boulder, Colorado in the United States has been working 24 hours a day, seven days a week to meet the challenges required to manufacture this peptide – a complex molecule which requires more than 100 production steps. Initial commercial scale production yields were lower and cycle times longer than had been projected; however, subsequent improvements have been made so that yields have steadily improved to now consistently meet those derived from pilot plant projections.

Plans are also in place to further improve production cycle times. A rate-limiting step has been identified in the manufacturing process, and plans have already been put in place to increase the capacity of this step, including the addition of duplicate equipment.

In 2003: Short-term manufacturing estimates for FUZEON are based on the current estimated ability to produce around metric two tons of FUZEON in 2003 – equivalent to up to 20,000 treatment packs (one treatment pack equals one month supply for one patient) per month by year end. This translates to supply for approximately 12,000 to 15,000 patients on FUZEON by year-end 2003. This number of patients is lower than would be calculated based upon the manufacturing output for the year due to the fact that approximately half a year “safety supply” is allocated to every patient to ensure continuity of drug supply. We believe that a half-year safety supply is prudent given our early stage of commercial production and the severity of the illness being treated; however, we plan to evaluate the safety supply requirements as we move forward.

In 2004: Annual production of FUZEON is planned to increase to around 3.7 metric tons – equivalent to up to 39,000 treatment packs per month during mid-2004. After setting aside patient safety supplies, this will equate to up to a maximum of 32,000 patients on FUZEON by year-end 2004. These figures are based upon the assumption that individual patient safety supply of approximately half a year is maintained and projected cycle times and yields remain on track. As we continue to gain confidence in the process and fill the distribution pipeline, we will evaluate the amount of safety stock required to maintain a continuity of supply.

In 2005: It is expected that safety supplies will already be established and the manufacturing capacity can therefore supply up to 39,000 patients, based upon the improvements described.

“We are pleased to confirm that we are now manufacturing FUZEON at a commercial scale. This highly complex peptide has posed unprecedented production challenges and we have had to use cutting-edge technology to be able to manufacture at this scale. As a result, we are now confident that, pending approval, we can begin making this ground-breaking therapy increasingly available to patients during next year,” said Georges Gemayel, Vice President, Roche. “In 2003 we will ensure that FUZEON supplies are carefully managed – given the potential for demand to exceed supply – so that people who are initiated on therapy will receive an uninterrupted supply.”

“In the early development stages, many people said that manufacturing a peptide as complex as Fuzeon at large scale could not be done,” said Dr. Dani Bolognesi, CEO, Trimeris. “With this announcement we can confirm we have a robust chemical manufacturing process and have reproducibly produced FUZEON at commercial scale. This is yet another example of the successful outcomes of our collaboration.”

FUZEON is the most clinically advanced in an investigational class of anti-HIV drugs known as fusion inhibitors. Unlike existing anti-HIV drugs that work inside the cell, FUZEON has a unique mechanism of action that is designed to block HIV before it enters the human immune cell. Consequently, FUZEON is active against HIV that is resistant to the currently available classes of anti-HIV drugs. Regulatory submissions for FUZEON were filed in the U.S. and European Union in September for the treatment of

HIV-1 infection in combination with other antiretroviral agents. FUZEON was granted priority review status in the U.S. in October, establishing a target six-month review period. Marketing authorizations have also been submitted in Switzerland, Canada, and Australia.

Launch of FUZEON

Because demand for FUZEON is expected to exceed supply at launch, Roche and Trimeris will carefully manage allocation of FUZEON, and are working with HIV physician and patient groups to develop a progressive launch plan. The details of this plan will be announced when FUZEON is closer to launch.

Pivotal Study Results

Regulatory submissions for FUZEON were based on data from two 24-week Phase III pivotal studies of approximately 1,000 patients, TORO 1 (T-20/FUZEON vs. Optimized Regimen Only), conducted in North America and Brazil, and TORO 2, conducted in Europe and Australia. These studies showed that treatment-experienced patients receiving FUZEON plus an individualized combination of standard anti-HIV drugs both experienced greater immunologic improvements and were twice as likely to achieve undetectable plasma levels of HIV, than patients who received an individualized drug combination without FUZEON.

Further analyses of TORO 1 and TORO 2 showed that response of patients in the FUZEON arm surpassed that of patients on the individualized regimen alone across all subgroups studied. The benefit of adding FUZEON to an individualized background regimen was consistent across gender, age, race, baseline immune cell (CD4) count and baseline viral load. The magnitude of viral suppression in both treatment arms, however, depended on the number of active drugs in the individualized background regimen. There was greater viral suppression in patients who had more agents in their background regimen to which the virus was sensitive.

More About FUZEON

FUZEON, a fusion inhibitor, is administered as a twice-daily subcutaneous injection. Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In Phase III clinical studies, 98 percent of patients had at least one local injection site reaction. However, in this very treatment experienced patient population, three percent of patients discontinued treatment with FUZEON as a result of injection site reactions.

The addition of FUZEON to background antiretroviral therapy generally did not increase the frequency or the severity of the majority of adverse events. There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized background regimen of antiretroviral drugs and individualized background regimen alone. The most common adverse events seen more frequently in patients receiving FUZEON plus an individualized background regimen than in patients who received treatment without FUZEON were headache, peripheral neuropathy, dizziness (excluding vertigo), insomnia, depression, appetite decrease, asthenia, myalgia, constipation and pancreatitis. The majority of adverse events were of mild or moderate intensity.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals, diagnostics and vitamins. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C.

For more information on the Roche pharmaceuticals business in the United States, visit the company’s Web site at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery and development of novel therapeutic agents for the treatment of viral disease. The core technology platform is based on fusion inhibition aimed at treating disease by preventing viruses from entering host immune cells. Trimeris has two anti-HIV drug candidates in clinical development. FUZEONTM, currently in Phase III clinical trials, is the most advanced compound in development. A New Drug Application (NDA) and Marketing Authorisation Application (MAA) have been submitted for FUZEON with the US FDA and the EU EMEA, respectively. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche. For more information about Trimeris, Inc., visit the company’s website at http://www.trimeris.com/.

Conference Call

Trimeris will host a conference call today, December 18, 2002, at 6:00 p.m. Eastern Time. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (international). Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, December 20, 2002. To access, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international). The conference ID number is 7263525. The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information. A live webcast of our conference call will be available at http://www.trimeris.com and archived for replay for 48 hours after the call.

Trimeris Safe Harbor Statement

Note: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of Trimeris’ previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from past results. Actual manufacturing results may differ from previous results and current projections. For a more detailed description of factors that could cause or contribute to such differences, see Trimeris’ filings with the Securities and Exchange Commission.

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